 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Marine Food Group Limited
(Exact name of registrant as specified in its charter)

Nevada	87-0640467
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Da Bao Industrial Zone, Shishi City, Fujian, China	362700
(Address of Principal Executive Offices)	(Zip Code)

Pengfei Liu Chief Executive Officer Da Bao Industrial Zone, Shishi City, Fujian, China
(Name and address of agent for service)

+86-595-8898-7588
(Telephone number, including area code, of agent for service)

With a copy to:

Steve W. Schuster, Esq. McLaughlin & Stern, LLP 260 Madison Avenue, 18th Floor New York, NY 10016 (212) 448-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-161910, which originally registered indeterminate (i) number of shares of common stock and preferred stock, (ii) number of depository shares to purchase preferred stock, (iii) number of warrants to purchase common stock, preferred stock or other securities registered hereunder, (iv) number of rights to purchase common stock or preferred stock and (v) number of units (collectively, the “Securities”) as shall have an aggregate initial offering price not to exceed $40,000,000 for sale. The registrant is filing this Post-Effective Amendment No. 1 in accordance with the undertaking in the Registration Statement to terminate the effectiveness of the Registration Statement and to remove from registration all of the Securities that remain unsold at the termination of the offering covered by the Registration Statement. Effective upon the filing of this Post-Effective Amendment, the registrant hereby removes from registration all of the Shares that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xiamen, Fujian Province, People’s Republic of China, on October 31, 2013.

China Marine Food Group Limited (Registrant)

By:	/s/ Pengfei Liu
Pengfei Liu
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.